Exhibit 99

Viad Corp Announces Full Year and Fourth Quarter Results

Full Year Income from Continuing Operations per Share of $0.01
Full Year Income Before Other Items per Share of $0.19

Fourth Quarter Loss from Continuing Operations per Share of $0.24
Fourth Quarter Loss Before Other Items per Share of $0.20

PHOENIX--(BUSINESS WIRE)--February 4, 2011--Viad Corp (NYSE:VVI) today announced full year 2010 income from continuing operations of $181,000, or $0.01 per diluted share. Viad’s income before other items was $3.8 million, or $0.19 per diluted share, which excludes restructuring charges of $0.13 per share, unfavorable resolution of tax matters of $0.04 per share and non-cash impairment charges of $0.01 per share. This compares to the company’s prior guidance of income before other items per share of $0.11 to $0.26 and the 2009 full year loss before other items of $0.11 per share.

  Revenues of $844.8 million were up $39.0 million (4.8%) from 2009
  Segment operating income of $14.8 million was up $10.6 million from 2009
  Free cash flow was $23.0 million versus an outflow of $30.9 million in 2009
  Cash and cash equivalents were $145.8 million at December 31, 2010
  Debt was $9.1 million, with a debt-to-capital ratio of 2.3% at December 31, 2010
  Net restructuring charges were $4.2 million pre-tax, primarily related to continued reorganization activities and leased facilities

Paul B. Dykstra, chairman, president and chief executive officer, said, “We achieved significant gains in 2010, driven by increased demand in the industries we serve and strong execution by our employees throughout the year. Our Marketing & Events Group delivered on its target to reduce U.S. overhead costs by approximately $10 million and grew international market share. Our Travel & Recreation Group delivered double-digit revenue growth and maintained operating margins of more than 22 percent. In addition, we generated full year free cash flow of $23 million, and once again finished the year with a strong balance sheet.”

In the fourth quarter, Viad’s loss from continuing operations was $4.7 million, or $0.24 per share. Viad’s loss before other items was $3.9 million, or $0.20 per share, which excludes restructuring charges of $0.05 per share, favorable resolution of tax matters of $0.02 per share and non-cash impairment charges of $0.01 per share. This compares to the company’s prior guidance of a loss before other items of $0.27 per share to $0.12 per share and the 2009 fourth quarter loss before other items of $0.35 per share.

Fourth Quarter and Full Year 2010 Business Unit Highlights

	Fourth Quarter				Full Year
($ in millions)	2010	2009	Change		2010	2009	Change

Revenues:
Marketing & Events Group:
U.S.	$132.0	$122.7	$9.3	7.6%	$571.0	$568.4	$2.5	0.4%
International	53.2	43.9	9.3	21.3%	197.8	172.6	25.1	14.6%
Intersegment eliminations	(4.7)	(2.1)	(2.6)	**	(12.3)	(10.6)	(1.7)	-16.1%
Total	180.5	164.4	16.1	9.8%	756.5	730.5	26.0	3.6%
Travel & Recreation Group	6.5	5.7	0.8	13.1%	88.3	75.3	13.0	17.2%
Total	$187.0	$170.2	$16.8	9.9%	$844.8	$805.8	$39.0	4.8%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$(3.3)	$(9.6)	$6.3	65.3%	$(15.2)	$(22.1)	$6.9	31.1%
International	3.0	2.4	0.6	24.2%	10.1	9.2	0.9	9.3%
Total	(0.4)	(7.2)	6.8	94.9%	(5.1)	(12.9)	7.7	60.1%
Travel & Recreation Group	(2.7)	(2.4)	(0.3)	-14.2%	19.9	17.1	2.8	16.6%
Total	$(3.1)	$(9.6)	$6.5	67.8%	$14.8	$4.2	$10.6	**

Operating margins:
Marketing & Events Group	-0.2%	-4.4%	420	bps	-0.7%	-1.8%	110	bps
Travel & Recreation Group	-41.9%	-41.5%	(40)	bps	22.5%	22.7%	(10)	bps
Total	-1.7%	-5.6%	400	bps	1.7%	0.5%	120	bps

** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Viad’s Marketing & Events Group

For the fourth quarter of 2010, Marketing & Events Group results were in line with the company’s prior guidance, with revenue and operating results increasing by $16.1 million and $6.8 million, respectively, from 2009. U.S. segment operating results increased $6.3 million on a $9.3 million revenue increase. The improved U.S. results reflect base same-show revenue growth of 16.6 percent, a new holiday program installation for a leading shopping center client, and overhead reductions, partially offset by negative show rotation of approximately $5 million. Base same-shows represented 27 percent of fourth quarter Marketing & Events U.S. revenue. Fourth quarter International segment revenue increased $9.3 million and operating income increased $576,000, primarily due to positive show rotation of approximately $4 million as well as market share gains. During the quarter, foreign exchange rate variances negatively impacted revenue by approximately $900,000 and had an insignificant impact on operating income versus the 2009 quarter.

Full year Marketing & Events Group revenue and operating results improved $26.0 million and $7.7 million, respectively, from 2009. U.S. segment operating results improved $6.9 million on a $2.5 million increase in revenue, primarily reflecting overhead reductions of approximately $10 million, partially offset by accruals for performance-based incentives, which were not significant in 2009. Full year International segment revenue increased $25.1 million, with a $862,000 increase in operating income, primarily reflecting market share gains, partially offset by higher accruals for performance-based incentives and the reinstatement of full wages after a temporary reduction in 2009. Additionally, foreign exchange rate variances favorably impacted revenue and operating income by approximately $4.3 million and $500,000, respectively, versus 2009.

Dykstra said, “Our Marketing & Events Group began to see improvements in the exhibition and event industry in 2010, with two straight quarters of base same-show growth. During the year, we reduced our U.S. cost structure, and we integrated Lean techniques into our day-to-day culture, which resulted in variable cost savings that helped to offset pricing pressures. Our International segment also had great success in leveraging our leading market positions and the strength of our worldwide network to grow share.”

Viad’s Travel & Recreation Group

Travel & Recreation Group results met the high end of the company’s prior guidance during the seasonally slow fourth quarter with revenue of $6.5 million and an operating loss of $2.7 million. Excluding foreign exchange rate variances, revenue increased $463,000, and operating income declined by $275,000 from the 2009 quarter.

Full year Travel & Recreation Group operating income grew $2.8 million on a revenue increase of $13.0 million. Foreign exchange rate variances favorably impacted full year revenue and operating income by approximately $4.4 million and $538,000, respectively, versus 2009. Excluding foreign exchange rate variances, the full year revenue increase was $8.6 million, or 11.4 percent, and full year operating income grew $2.3 million, or 13.4 percent.

Dykstra said, “Our Travel & Recreation Group had a great year with strong revenue growth and margins of more than 22 percent, reflecting improved tourism demand as well as initiatives to capture incremental spend per guest. Glacier Park, Inc. had a record year as the team capitalized on the centennial anniversary of Glacier National Park. Brewster benefited from improved demand from tour groups and increased transportation business related to the 2010 Winter Olympic and Paralympic Games.”

2011 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “The exhibition and event industry began to improve during the second half of 2010, and, while visibility over future revenues remains somewhat challenging, we anticipate continued same-show growth in 2011. We expect the Marketing & Events Group to return to profitability as a result of continued industry growth, positive show rotation and the cost structure improvements we made during the past two years. We remain focused on delivering high-quality customer service, capitalizing on market opportunities and continuing to increase efficiencies and drive down costs.

“The Travel & Recreation Group benefited from stronger tourism demand in 2010, and we expect 2011 to be another strong year. We increased our share of rooms in the Glacier National Park area through the acquisition of Grouse Mountain Lodge on January 5. The addition of this great property gives us a year-round presence in the market and will help to offset lost room revenues at our Many Glacier Hotel as a result of construction during the 2011 season. The Travel & Recreation team remains focused on its initiatives to enhance the guest experience and capture additional spend per guest.”

2011 Full Year Guidance Marketing & Events Group (Global Experience Specialists and affiliates)

  Total revenue is expected to increase at a mid-single-digit rate compared to 2010 revenue.
    Same-show revenue is expected to increase at a mid-single-digit rate in the U.S.
    Annual show rotation, which refers to shows that occur less frequently than annually, is expected to positively impact full year revenue by approximately $10 million. Quarterly show rotation also includes annual shows that shift quarters from one year to the next.
      First quarter show rotation is expected to positively impact revenue by approximately $35 million.
      Second quarter show rotation is not expected to have a meaningful impact on revenue.
      Third quarter show rotation is expected to negatively impact revenue by approximately $25 million.
      Fourth quarter show rotation is not expected to have a meaningful impact on revenue.
  Segment operating results are expected to return to a profitable level driven by increased revenues, partially offset by higher performance-based incentives, as well as merit increases that did not occur in 2009 or 2010.

Travel & Recreation Group

  Revenues are expected to increase at a low single-digit rate from 2010, reflecting continued improvement in tourism demand as well as the acquisition of Grouse Mountain Lodge, which will more than offset the lost room nights at Many Glacier Hotel due to construction.
  Operating margins are expected to decrease slightly from 2010 as a result of high flow through on lost room nights at Many Glacier Hotel.

Corporate & Other

  Corporate activities expense is expected to approximate $7 million.
  Exchange rates are assumed to approximate $0.96 U.S. Dollars per Canadian Dollar and $1.56 U.S. Dollars per British Pound. Currency translation is not expected to have a meaningful impact on income per share.
  The effective tax rate is assumed to be 38 to 39 percent, as compared to the 2010 effective tax rate on income before other items of 37.0 percent.

2011 First Quarter Guidance

For the first quarter, Viad’s income per share is expected to be in the range of $0.25 to $0.40. This compares to the first quarter 2010 loss before other items of $0.02 per share. Revenue is expected to be in the range of $265 million to $280 million as compared to $224.4 million in the 2010 first quarter. Segment operating income is expected to be in the range of $10 million to $15 million as compared to $199,000 in 2010. The increases from 2010 are expected to be driven primarily by positive show rotation of approximately $35 million and expected increases in tradeshow marketing spend (including continued same-show growth).

Implicit within this guidance are the following group revenue and operating income expectations:

($ in millions)	Group Revenue			Group Operating Income (Loss)
	Low End		High End	Low End		High End

Marketing & Events Group	$260.0	to	$275.0	$14.0	to	$18.5
Travel & Recreation Group	$5.0	to	$6.0	$(4.5)	to	$(3.5)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of fourth quarter and full year 2010 results on Friday, February 4, 2011 at 9 a.m. (ET). To join the live conference, call (800) 857-5472, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 229-6292 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists, Inc. (formerly GES Exposition Services, Exhibitgroup/Giltspur and Becker Group) and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change

Revenues	$186,965	$170,165	$16,800	9.9%	$844,761	$805,804	$38,957	4.8%

Segment operating income (loss)	$(3,087)	$(9,597)	$6,510	67.8%	$14,756	$4,188	$10,568	**
Corporate activities	(1,971)	(1,377)	(594)	-43.1%	(6,422)	(5,607)	(815)	-14.5%
Restructuring charges (Note A)	(1,427)	(7,257)	5,830	80.3%	(4,222)	(14,054)	9,832	70.0%
Impairment charges (Note B)	(302)	(5,507)	5,205	94.5%	(302)	(116,863)	116,561	99.7%
Net interest expense	(171)	(383)	212	55.4%	(1,251)	(1,111)	(140)	-12.6%
Income (loss) before income taxes	(6,958)	(24,121)	17,163	71.2%	2,559	(133,447)	136,006	**
Income tax (expense) benefit (Note C)	2,167	8,904	(6,737)	-75.7%	(1,742)	28,639	(30,381)	**
Income (loss) from continuing operations	(4,791)	(15,217)	10,426	68.5%	817	(104,808)	105,625	**
Income from discontinued operations (Note D)	262	679	(417)	-61.4%	262	679	(417)	-61.4%
Net income (loss)	(4,529)	(14,538)	10,009	68.8%	1,079	(104,129)	105,208	**
Net loss (income) attributable to noncontrolling interest	130	58	72	**	(636)	(582)	(54)	-9.3%
Net income (loss) attributable to Viad	$(4,399)	$(14,480)	$10,081	69.6%	$443	$(104,711)	$105,154	**

Amounts Attributable to Viad Common Shareholders:
Income (loss) from continuing operations	$(4,661)	$(15,159)	$10,498	69.3%	$181	$(105,390)	$105,571	**
Income from discontinued operations	262	679	(417)	-61.4%	262	679	(417)	-61.4%
Net income (loss)	$(4,399)	$(14,480)	$10,081	69.6%	$443	$(104,711)	$105,154	**

Diluted income (loss) per common share (Note E):
Income (loss) from continuing operations attributable to Viad common shareholders	$(0.24)	$(0.76)	$0.52	68.4%	$0.01	$(5.28)	$5.29	**
Income from discontinued operations attributable to Viad common shareholders	0.02	0.04	(0.02)	-50.0%	0.01	0.03	(0.02)	-66.7%
Net income (loss) attributable to Viad common shareholders	$(0.22)	$(0.72)	$0.50	69.4%	$0.02	$(5.25)	$5.27	**

Basic income (loss) per common share (Note E):
Income (loss) from continuing operations attributable to Viad common shareholders	$(0.24)	$(0.76)	$0.52	68.4%	$0.01	$(5.28)	$5.29	**
Income from discontinued operations attributable to Viad common shareholders	0.02	0.04	(0.02)	-50.0%	0.01	0.03	(0.02)	-66.7%
Net income (loss) attributable to Viad common shareholders	$(0.22)	$(0.72)	$0.50	69.4%	$0.02	$(5.25)	$5.27	**

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding shares	19,709	19,988	(279)	-1.4%	19,955	19,960	(5)	0.0%

Weighted-average outstanding and potentially dilutive shares	19,709	19,988	(279)	-1.4%	20,277	19,960	317	1.6%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

(A)	Restructuring Charges — In 2010 and 2009, Viad recorded restructuring charges of $5.0 million ($3.1 million after-tax) and $15.4 million ($9.5 million after-tax), respectively. Included in these amounts were charges of $2.2 million ($1.4 million after-tax) and $7.3 million ($4.4 million after-tax) incurred in the fourth quarters of 2010 and 2009, respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of the elimination of certain positions as well as facility consolidations. Also in the fourth quarter of 2010 and third quarter of 2009, Viad reversed $814,000 ($494,000 after-tax) and $1.3 million ($789,000 after-tax), respectively, of restructuring reserves primarily due to revisions in estimated sublease income associated with certain leased facilities.

(B)	Impairment Charges — In the fourth quarter of 2010, Viad recorded impairment charges of $302,000 ($268,000 after-tax) related to other intangible assets and property and equipment at Brewster. During 2009, Viad recorded $116.9 million of impairment charges ($98.2 million after-tax), including $114.0 million ($95.9 million after-tax) primarily related to the non-cash write-down of goodwill and other intangible assets at GES ($2.6 million of which was recognized during the fourth quarter), and $2.9 million ($2.3 million after-tax) recognized during the fourth quarter related to the write-down of a non-strategic real estate asset at Brewster.

(C)	Income Taxes — Income taxes for 2010 include the third and fourth quarter favorable resolution of tax matters of $149,000 and $365,000, respectively, and a charge in the first quarter for the resolution of tax matters of $1.3 million resulting from a tax adjustment due to recently enacted health care legislation. Income taxes for 2009 include the favorable resolution of tax matters of $3.5 million including $229,000 in the fourth quarter.

(D)	Income from Discontinued Operations — In 2010 and 2009, Viad recorded income from discontinued operations of $262,000 and $679,000, respectively, related to the reversal of certain liabilities associated with previously sold operations.

(E)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change

Net income (loss) attributable to Viad	$(4,399)	$(14,480)	$10,081	69.6%	$443	$(104,711)	$105,154	**
Less: Allocation to nonvested shares	-	-	-	-	(11)	-	(11)	**
Net income (loss) allocated to Viad common shareholders	$(4,399)	$(14,480)	$10,081	69.6%	$432	$(104,711)	$105,143	**

Weighted-average outstanding shares	19,709	19,988	(279)	-1.4%	19,955	19,960	(5)	0.0%

Basic income (loss) per common share attributable to Viad common shareholders	$(0.22)	$(0.72)	$0.50	69.4%	$0.02	$(5.25)	$5.27	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change

Income (loss) before other items (Note A):
Income (loss) from continuing operations attributable to Viad	$(4,661)	$(15,159)	$10,498	69.3%	$181	$(105,390)	$105,571	**
Impairment charges, net of tax	268	4,019	(3,751)	93.3%	268	98,197	(97,929)	99.7%
Restructuring charges, net of tax	891	4,446	(3,555)	80.0%	2,613	8,677	(6,064)	69.9%
Resolution of tax matters	(365)	(229)	(136)	59.4%	765	(3,526)	4,291	**
Income (loss) before other items	$(3,867)	$(6,923)	$3,056	44.1%	$3,827	$(2,042)	$5,869	**

(per diluted share)

Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$(0.24)	$(0.76)	$0.52	68.4%	$0.01	$(5.28)	$5.29	**
Impairment charges, net of tax	0.01	0.20	(0.19)	95.0%	0.01	4.92	(4.91)	99.8%
Restructuring charges, net of tax	0.05	0.22	(0.17)	77.3%	0.13	0.43	(0.30)	69.8%
Resolution of tax matters	(0.02)	(0.01)	(0.01)	**	0.04	(0.18)	0.22	**
Income (loss) before other items	$(0.20)	$(0.35)	$0.15	42.9%	$0.19	$(0.11)	$0.30	**

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change

Adjusted EBITDA (Note A):
Net income (loss) attributable to Viad	$(4,399)	$(14,480)	$10,081	69.6%	$443	$(104,711)	$105,154	**
Income from discontinued operations	(262)	(679)	417	-61.4%	(262)	(679)	417	-61.4%
Impairment charges	302	5,507	(5,205)	94.5%	302	116,863	(116,561)	99.7%
Interest expense	397	467	(70)	15.0%	1,835	1,690	145	-8.6%
Income tax expense (benefit)	(2,167)	(8,904)	6,737	-75.7%	1,742	(28,639)	30,381	**
Depreciation and amortization	6,938	6,889	49	-0.7%	28,252	28,269	(17)	0.1%
Adjusted EBITDA	$809	$(11,200)	$12,009	**	$32,312	$12,793	$19,519	**

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by (used in) operating activities	$(1,989)	$(7,890)	$5,901	74.8%	$43,283	$(6,247)	$49,530	**
Less:
Capital expenditures	(5,431)	(2,588)	(2,843)	**	(17,040)	(21,315)	4,275	20.1%
Dividends paid	(809)	(822)	13	1.6%	(3,275)	(3,292)	17	0.5%
Free cash flow (outflow)	$(8,229)	$(11,300)	$3,071	27.2%	$22,968	$(30,854)	$53,822	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

CONTACT:
Viad Corp
Carrie Long, 602-207-2681
Investor Relations
clong@viad.com